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                          FITNESS XPRESS SOFTWARE INC.
                          2755 Maple Street, Suite 109
                              Vancouver, BC V6K 5J1
                            Telephone: (604) 731-6096
                               Fax:(604) 731-6097


October 2, 2006

U.S. Securities & Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:  Susann Reilly

Dear Sirs:

Re: Form SB-2 (Amendment No. 1) - File No. 333-136592
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In response to the comment in your letter dated August 29, 2006  concerning  our registration statement on Form SB-2, we provide the following response:

Comments

1. Please file as an exhibit to the registration statement a legality opinion covering the securities being registered. See Item 601(b)(5) of Regulation S-B.

         We have filed a legality opinion and consent to use as exhibits to our amended registration statement.

Yours truly,

/s/ Ron Bell

Fitness Xpress Software Inc.
Ron Bell, Chief Executive Officer